UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2010

NEXT 1 INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52669	26-3509845
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

2400 N Commerce Parkway, Suite 105 Weston, Florida 33326
(Address of principal executive offices)

(954) 888-9779
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information contained in Item 3.02 below is herein incorporated by reference into this Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities.

On August 26, 2010, Next 1 Interactive, Inc., a Nevada corporation (the “Company”), entered into a subscription agreement (the “Agreement”), by and between the Company and one (1) accredited investor (the “Investor”).

Pursuant to the Agreement and in consideration for a total purchase price of $250,000, the Company issued the Investor a total of 250,000 units, with each unit consisting of (i) one share of common stock, par value $0.00001 and (ii) two (2) three-year warrants to purchase shares of the Company’s common stock at an exercise price of $1.00 per share (the “Offering”).

The above description of the Agreement does not purport to be complete and is qualified in its entity by reference to the Agreement, which the Company has filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Offering was an unregistered sale of securities conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On August 26, 2010, the Company entered into a promissory note (“Note”) with the Investor.  Pursuant to the Note, the Investor has agreed to loan the Company the principal sum of up to $500,000.  The Note will function as a revolving line of credit, by which the Company can borrow funds at various times to be determined by the parties. The Note matures on August 26, 2011, and interest shall accrue on loaned funds from the date of the first drawdown at a rate equal to 6% per annum.  The Company has the option to prepay the amount due under the Note in whole or in part without penalty or premium.  Further, at the option of the Investor, the Note is convertible into shares of the Company’s common stock at a conversion price of $1.00 per share.

In consideration for the Note, the Company has agreed to issue to the Investor up to 1,000,000 warrants to purchase shares of the Company’s common stock, at an exercise price of $1.00 per share. The Warrants will be exercisable for a period of three years from the date of issuance.

The above description of the Note does not purport to be complete and is qualified in its entity by reference to such Note, which the Company has filed as Exhibit 4.1 to this Current Report on Form 8-K.

The shares underlying the warrants pursuant to the Note were unregistered sales of securities conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On August 30, 2010, the board of directors of the Company appointed William E. La Macchia to the board of directors. Below is a description of Mr. La Macchia’s working experience over the past five years.

William E. La Macchia, age 68, Director

Mr. La Macchia is currently the chairman and chief executive officer of La Macchia Enterprise (“LME”).  He began his career as a travel agent in 1963 and in 1974, he founded Funjet Vacations.  Nine years later, he established The Mark Travel Corporation to serve as parent company to Funjet Vacations and other travel-related brands.  In 2000, Trisept Solutions was formed as a standalone subsidiary providing dynamic packaging and other technology products and services to the leisure travel industry. Today, LME has under its umbrella The Mark Travel Corporation, which owns and manages a multiple of respected vacation brands such as Funjet Vacations, Blue Sky Tours, Southwest Airlines Vacations, Mark International and Funway Holidays UK, a London based tour operator.  In June, 2004, Bill La Macchia was inducted into the National Tourism Foundation Hall of Fame, in recognition of the efforts he and his family have helped to make future travel industry leaders through education and research.  The Company believes that Mr. La Macchia’s extensive experience running a large travel company will help guide the Company in the various areas where he has expertise.

Family Relationships

Mr. La Macchia does not have a family relationship with any of the other officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Promissory Note, dated August 26, 2010
4.2	Form of Warrant
10.1	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT 1 INTERACTIVE, INC.

September 2, 2010	By:	/s/ William Kerby
William Kerby
Chief Executive Officer